                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)




                                           Nine Months Ended
                                                March 31,                      Year Ended June 30,
                                           -----------------       -----------------------------------------------------
                                           1999         1998        1998        1997        1996        1995        1994
                                           ----         ----        ----        ----        ----        ----        ----


Earnings:
 Earnings (loss) from continuing
  operations before income taxes         $ 53,697    $ 38,923    $ 66,458    $ 62,009    $(11,924)   $ 43,832    $ 26,186

Add:
 Fixed charges                             61,041      45,930      65,026      54,388      54,292      48,226      34,891

 Amortization of capitalized interest
  in costs and expenses                    38,736      31,472      46,212      49,457      42,354      31,205      18,003

Deduct:
 Interest incurred                        (57,939)    (43,136)    (61,546)    (51,917)    (52,022)    (46,641)    (33,677)
                                          --------     -------    --------    --------    --------    --------    --------
Earnings, as adjusted                    $ 95,535    $ 73,189    $116,150    $113,937    $ 32,700    $ 76,622    $ 45,403
                                          ========     =======    ========    ========    ========    ========    ========

Fixed charges:

 Interest incurred and amortization of
  deferred financing costs               $ 57,939    $ 43,136    $ 61,546    $ 51,917    $ 52,022    $ 46,641    $ 33,677

 Interest expense component of rent
  expense                                   3,102       2,794       3,480       2,471       2,270       1,585       1,214
                                          --------     -------    --------    --------    --------    --------    --------

Total fixed charges                      $ 61,041    $ 45,930    $ 65,026    $ 54,388    $ 54,292    $ 48,226    $ 34,891
                                          ========     =======    ========    ========    ========    ========    ========
Ratio of earnings to fixed charges           1.57x       1.59x       1.79x       2.09x         (1)       1.59x       1.30x
                                          ========     =======    ========    ========    ========    ========    ========

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(1) Earnings were inadequate to cover fixed charges by $21.6 million.